Exhibit 4.19

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Midwest A Uranium Deposit of Saskatchewan, Canada” dated January 31, 2008 and (2) all other references to the undersigned company included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp.

Dated: September 16, 2013

SGS GEOSTAT LTD.

By:	/s/ Michel Dagbert
Name: Michel Dagbert
Title: Senior Consultant